Midwest Express Holdings, Inc.
                                                6744 South Howell Avenue
                                                Oak Creek, Wisconsin  53154-1402
                                                414-570-4000
                                                www.midwestairlines.com
                                                Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or
                 cskornic@midwestairlines.com
Analyst/Investor Inquiries: Dennis O'Reilly, 414-570-3954 or
                            doreilly@midwestairlines.com

FOR IMMEDIATE RELEASE
June 12, 2003


          MIDWEST EXPRESS HOLDINGS CONTINUES RESTRUCTURING NEGOTIATIONS

Milwaukee, Wisconsin, June 12, 2003 - Midwest Express Holdings, Inc. (NYSE: MEH) has met with its aircraft lenders and lessors to bring negotiations regarding the restructuring of its aircraft-related obligations into their final phase. The airline holding company extended a 100-day moratorium on aircraft lease and debt payments in place since February 28 until negotiations are complete, targeted for mid-summer.

The discussions are part of the company's out-of-court restructuring plan to return to profitability. Essential elements of the plan, in addition to the renegotiated aircraft agreements, include permanent pay concessions and productivity improvements from the company's three labor unions; enhanced productivity from all employee groups; adjustments to the company's fleet plan; and new financing to replace its current line of credit, which expires at the end of August.

Components of the restructuring plan are progressing simultaneously, according to Robert S. Bahlman, senior vice president and chief financial officer. The company's three labor unions are engaged in concessionary bargaining, also targeted for mid-summer completion. Non-represented employee productivity improvements are being addressed. Internal cost-reduction measures announced in February have been fully implemented. Midwest Airlines continues to acquire Boeing 717 aircraft on schedule each month, and its new low-fare Saver Service takes off in August.

"Significant progress has been made, but much more needs to be accomplished," said Bahlman. "The full participation of our lenders and lessors, unions and employees is absolutely essential." He added that if the company is not successful as to each component by mid-summer, it will consider restructuring with judicial assistance.


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Midwest Express Holdings
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Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. - its wholly owned subsidiary - operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

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This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, the meeting of certain financial covenants, terrorist attacks or fear of terrorist attacks, and war or the threat of war.